Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS RECORD FIRST QUARTER

REVENUES AND STRONG EARNINGS IMPROVEMENT

DALLAS, TX (July 22, 2014) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2015 ended June 30, 2014. Notable items for the quarter include (all comparisons, unless otherwise noted, are with the prior year’s first quarter):

•	Record first quarter revenues of $266.3 million, up 17%

•	Record first quarter cement sales volumes of 1.3 million tons

•	Net earnings per diluted share of $0.75, up 25%

•	Receipt of the final permit enabling operation of our frac-sand mine in northern Illinois

First quarter earnings before interest and income taxes increased 21% to $59.8 million, as first quarter sales volumes improved across nearly all businesses. In addition, sales prices improved in all businesses. These results reflect improving, early-cycle construction fundamentals in the US.

We also received the final permit necessary for us to begin operating our frac-sand mine in Utica, Illinois during the first quarter. The first shipments of raw sand from our mine to our 1.5 million ton processing facility at Corpus Christi, Texas are expected to occur no later than our fiscal third quarter.

Cement, Concrete and Aggregates

Operating earnings from Cement for the first quarter were $20.5 million, an 8% increase from the same quarter a year ago. The earnings increase was driven by record first quarter cement sales volumes and a 5% increase in average net cement sales prices, partially offset by $5.2 million of costs associated with a shift to the first quarter of the annual maintenance outages at our Kansas City and Tulsa cement plants, which had last occurred in the fourth quarter of fiscal 2013. While underlying demand for our cement continues to recover, extraordinary rail congestion associated with the harsh winter weather adversely impacted the timing of cement shipments during the first quarter.

Cement revenues for the first quarter, including joint venture and intersegment revenues, totaled $127.9 million, 9% greater than the same quarter last year. Cement sales volumes for the quarter were 1.3 million tons, 4% higher than the same quarter a year ago. The average net sales price for this quarter was $90.66 per ton, 5% higher than the same quarter last year.

Concrete and Aggregates reported operating earnings of $1.4 million for the first quarter, a 34% improvement from the same quarter a year ago, reflecting improved concrete and aggregates pricing along with improved concrete sales volumes.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard reported first quarter operating earnings of $45.0 million, up 27% from the same quarter last year. Improved Gypsum Wallboard net sales prices and increased Gypsum Wallboard and Paperboard sales volumes were the primary drivers of the quarterly earnings increase.

Gypsum Wallboard and Paperboard revenues for the first quarter totaled $136.1 million, an 18% increase from the same quarter a year ago. The revenue increase reflects higher average Gypsum Wallboard net sales prices and higher Gypsum Wallboard and Paperboard sales volumes. The average Gypsum Wallboard net sales price this quarter was $161.74 per MSF, 11% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 569 million square feet (MMSF) represents a 7% increase from the same quarter last year. The average Paperboard net sales price this quarter was $509.62 per ton, 1% higher than the same quarter a year ago. Paperboard sales volumes for the quarter were 72,000 tons, 13% higher than the same quarter a year ago.

Oil and Gas Proppants

Oil and Gas Proppants reported first quarter revenues of $11.2 million and an operating loss of $0.6 million. During this year’s first quarter, we continued to process and sell purchased sand in Corpus Christi awaiting the opening of our mine in Illinois. With the receipt of the final permit necessary to start-up our mine, we expect to be able to sell our owned sand through our Corpus Christi facility no later than our fiscal third quarter, primarily into Eagle Ford shale-drilling applications.

Details of Financial Results

Beginning in our fiscal 2015, we have begun reporting our frac-sand business as a separately reportable segment — Oil and Gas Proppants. The results of this business were previously included in our Concrete and Aggregates segment during the initialization phase at start-up and have been reclassified to conform to the current year presentation.

We conduct one of our cement plant operations, Texas Lehigh Cement Company LP, through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates, and Oil and Gas Proppants from 40 facilities across the US. Eagle is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, July 23, 2014. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation);possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1	Statement of Consolidated Earnings

Attachment 2	Revenues and Earnings by Lines of Business (Quarter)

Attachment 3	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Attachment 4	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2014	2013
Revenues	$266,251	$227,044
Cost of Goods Sold	209,850	180,440

Gross Profit	56,401	46,604
Equity in Earnings of Unconsolidated Joint Venture	9,800	7,878
Corporate General and Administrative Expenses	(7,042)	(5,594)
Other, net	679	583

Earnings before Interest and Income Taxes	59,838	49,471
Interest Expense, net	(4,052)	(4,955)

Earnings before Income Taxes	55,786	44,516
Income Tax Expense	(18,076)	(14,415)

Net Earnings	$37,710	$30,101

NET EARNINGS PER SHARE
Basic	$0.76	$0.61

Diluted	$0.75	$0.60

AVERAGE SHARES OUTSTANDING
Basic	49,501,847	48,955,724

Diluted	50,287,452	49,810,170

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2014	2013
Revenues*
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$112,677	$95,981
Gypsum Paperboard	23,463	18,951

	136,140	114,932
Cement (Wholly Owned)	92,998	87,304
Oil and Gas Proppants	11,180	942
Concrete and Aggregates	25,933	23,866

Total	$266,251	$227,044

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$37,428	$29,636
Gypsum Paperboard	7,547	5,679

	44,975	35,315
Cement:
Wholly Owned	10,707	11,132
Joint Venture	9,800	7,878

	20,507	19,010
Oil and Gas Proppants	(637)	(855)
Concrete and Aggregates	1,356	1,012
Other, net	679	583

Sub-total	$66,880	$55,065
Corporate General and Administrative Expense	(7,042)	(5,594)

Earnings before Interest and Income Taxes	$59,838	$49,471

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2014	2013	Change
Gypsum Wallboard (MMSF’s)	569	532	+7%
Paperboard (M Tons):
Internal	27	26	+4%
External	45	38	+18%

	72	64	+13%
Cement (M Tons):
Wholly Owned	1,007	979	+3%
Joint Venture	284	262	+8%

	1,291	1,241	+4%
Concrete (M Cubic Yards)	235	227	+4%
Aggregates * (M Tons)	818	902	-9%

*	Aggregates sales volumes excludes sales of frac sand

	Average Net Sales Price *
	Quarter Ended June 30,
	2014	2013	Change
Gypsum Wallboard (MSF)	$161.74	$146.30	+11%
Paperboard (Ton)	$509.62	$502.42	+1%
Cement (Ton)	$90.66	$86.15	+5%
Concrete (Cubic Yard)	$84.50	$78.97	+7%
Aggregates ** (Ton)	$7.40	$6.88	+8%

*	Net of freight and delivery costs billed to customers.
**	Aggregates net sales price is presented for traditional construction aggregates only, excluding sales of frac sand

	Intersegment and Cement Revenues ($ in thousands)
	Quarter Ended June 30,
	2014	2013
Intersegment Revenues:
Cement	$2,360	$1,992
Paperboard	14,016	13,212
Concrete and Aggregates	229	398

	$16,605	$15,602

Cement Revenues:
Wholly Owned	$92,998	$87,304
Joint Venture	32,578	28,404

	$125,576	$115,708

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31,
	2014	2013	2014*
ASSETS
Current Assets –
Cash and Cash Equivalents	$6,541	$6,744	$6,482
Accounts and Notes Receivable, net	134,108	117,834	102,917
Inventories	182,470	164,197	187,096
Federal Income Tax Receivable	—	—	—
Prepaid and Other Assets	8,290	9,606	10,465

Total Current Assets	331,409	298,381	306,960

Property, Plant and Equipment –	1,682,543	1,620,208	1,660,975
Less: Accumulated Depreciation	(691,946)	(630,317)	(676,924)

Property, Plant and Equipment, net	990,597	989,891	984,051
Investments in Joint Venture	44,434	41,074	43,008
Notes Receivable	3,197	3,843	3,063
Goodwill and Intangibles	160,262	161,916	160,690
Other Assets	14,468	20,278	13,757

	$1,544,367	$1,515,217	$1,511,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$57,803	$54,983	$57,098
Accrued Liabilities	34,894	36,320	42,222
Federal Income Tax Payable	19,956	10,904	—
Current Portion of Long-term Debt	9,500	—	9,500

Total Current Liabilities	122,153	102,207	108,820

Long-term Liabilities	53,177	52,079	53,678
Bank Credit Facility	176,000	305,000	189,000
Senior Notes	182,759	192,259	182,759
Deferred Income Taxes	142,094	138,220	145,773
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 50,153,937; 49,552,819 and 50,053,738 Shares, respectively.	502	496	501
Capital in Excess of Par Value	257,407	228,034	253,524
Accumulated Other Comprehensive Losses	(5,377)	(6,887)	(5,483)
Retained Earnings	615,652	503,809	582,957

Total Stockholders’ Equity	868,184	725,452	831,499

	$1,544,367	$1,515,217	$1,511,529

*	From audited financial statements.